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                                                                   Exhibit 10.20

                             EMPLOYMENT AGREEMENT


     AGREEMENT made this 22nd day of November, 1999, between William J. Davis ("Employee") and Lante Corporation and any existing or future assigns or subsidiaries owned or controlled, directly or indirectly by Lante and for whom Employee works ("Lante").

     In consideration of Employee's employment or continued employment by Lante, Employee's wages or salary and other employee benefits in compensation of Employee's services, and the other mutual covenants and agreements contained herein, and in lieu of any prior agreement, Employee and Lante agree as follows:


1.   Employment.  Employee agrees to use his best efforts and abilities to
     ----------
promote the interests of Lante.  Lante hereby agrees to employ Employee as
further defined in this Agreement.   Except as provided in this Agreement, Lante
agrees to pay Employee's salary, at the rate agreed to from time to time, and to confer upon Employee Lante's standard health insurance, paid time off (vacation, sick and personal time), and retirement plan benefits, all as governed by its "Employee Handbook" and other plan documents, as amended from time to time.

2.   Inventions.  (a)  As used herein, "Inventions" means discoveries,
     ----------
improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (i) which relate directly to the business of Lante, (ii) which relate to Lante's actual or demonstrably anticipated research or development,
(iii) which result from any work performed by Employee for Lante, (iv) for which equipment, supplies, facility or trade secret information of Lante is used, or
(v) which is developed on any Lante time. This section does not apply to any invention developed by Employee prior to Employee's employment by Lante, provided that such invention is listed and described in an exhibit attached to and made part of this Agreement.

          (b) With respect to Inventions made, authored or conceived by Employee, either solely or jointly with others, during Employee's employment, whether or not during normal working hours and whether or not at Lante's premises, Employee acknowledges and agrees that all such works are "works made for hire" and, consequently, that the Company owns all copyright and other rights thereto. Employee further agrees that it will (i) will keep accurate, complete and timely records of such Inventions, which records shall be Lante's property and be retained on Lante's premises; (ii) promptly and fully disclose and describe such Inventions in writing to Lante; (iii) assign, and does hereby assign, to Lante all of Employee's rights to such Inventions and to patents, copyrights, and applications therefore with respect to such Inventions; and (iv) acknowledge and deliver promptly to Lante (without charge to Lante but at the expense of Lante) such written instruments and do such other acts as may be necessary in the opinion of Lante to obtain and preserve such property rights and to vest the entire right and title thereto in Lante.

                                    Page 1
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          (c) Employee will cooperate with Lante in the execution of any documents which effect the assignment of Inventions or rights thereto which may be required by a Lante clients or other third party, provided that such requirement is no broader than the requirements of Section 2(b) above.

          (d) Pursuant to the provisions of the Illinois Employee Patent Act, 765 ILCS 1060/2, Employee acknowledges receipt of notice that this assignment does not apply to an invention for which no equipment, supplies, facility, or trade secret of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

3.   Confidential Information.  (a) During the term of Employee's employment by
     ------------------------
Lante and any time thereafter, except in the course of performing Employee's employment duties for Lante, Employee will not use, disclose, reveal or report any Confidential Information of Lante, of Lante's past or current clients, or of other parties which have disclosed confidential or proprietary information to Lante. As used herein, "Confidential Information" means information not generally known that is proprietary to Lante, its clients or other parties, including but not limited to information about any clients, prospective clients, sales proposals, employees, processes, operations, products, services, organization, research, development, accounting, marketing, applications, selling, servicing, finance, business systems, computer systems, software systems and techniques. All information disclosed to Employee, or to which Employee obtains access, whether originated by Employee or by others, which Employee has reasonable basis to believe to be Confidential Information, or which is treated by Lante or its clients or other parties as being Confidential Information, shall be presumed to be Confidential Information.

          (b) Employee will cooperate with Lante in the execution of any personal confidentiality agreement which may be required by a Lante clients or other third party, provided that such agreement is no broader in its provisions to the requirements of Section 3(a) above.

4.   Nonsolicitation.  During the Nonsolicitation Period (defined below)
     ---------------
Employee shall not, without Lante's written consent, directly nor indirectly, by or for himself or as the agent of another or through others as Employee's agents
(i) solicit or accept any business from any client for whom Lante has performed any services or issued any proposals in the two (2) year period prior to such solicitation or acceptance, (ii) request, induce or advise any such client to withdraw, curtail or cancel its business with Lante or (iii) solicit for employment, employ, or engage as a consultant any person who had been an employee of Lante at any time within the six (6) months prior to such solicitation or engagement.

     The "Nonsolicitation Period" immediately follows Employee's termination of employment, and is based upon the position held by the Employee immediately prior to such termination:

     _ For Vice Presidents, Managing Directors, Directors, and Principals the
       period is two (2) years following termination of employment;
     _ For Managers, including Architects, the period is one (1) years following termination of employment;

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     _ For all other positions the period is six (6) months following termination of employment.

5.   Return of Lante Property. Upon termination of employment, Employee shall
     ------------------------
return to Lante all copies of any Confidential Information (whether in paper, electronic or any other form) as well as all hardware, software, books, documentation, files, keys, keycards, company credit cards, records, lists and any other information or property owned by Lante within Employee's possession or control, including all copies thereof.

6.   Injunctive Relief.  In the event of a breach or threatened breach of
     -----------------
Sections 2, 3, 4 or 5 by Employee, Lante shall be entitled, without posting of a bond, to an injunction restraining such breach, an accounting and repayment of profits, compensation, commission, remuneration or other benefits that Employee, directly or indirectly, may realize as a result of such violation and to reimbursement of any attorneys' fees and costs incurred by Lante as a result of such breach. Nothing herein shall be construed as prohibiting Lante from pursuing any other remedy available to it for such breach.

7.   Term. (a) Employment under this Agreement may be terminable by either Lante
     ----
or Employee without cause with a minimum of two (2) weeks prior notice, or may be terminable by Lante for cause without notice. In the event of termination by Lante without cause, six (6) months of severance pay may be given in lieu of notice. For purposes of this Agreement, cause means criminal activity, dishonesty, breach of the Employee's fiduciary duties to Lante, breach of this Agreement or failure to perform to Lante's standards.

     (b) Sections 2 through 6 of this Agreement shall survive termination of employment.

8.   General Provisions.  This Agreement may be assigned by Lante and shall
     ------------------
inure to the benefit of Lante's successors and assigns. If any term, provision, covenant or agreement hereof is held by a court to be invalid, void or unenforceable, the remainder of the terms hereof shall remain in full force and
effect and shall in no way be affected, impaired or invalidated.   This
Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. This Agreement contains the entire contract between the parties. All prior agreements between the parties regarding such matters or Employee's employment are superseded hereby and terminated. This agreement has been amended by the terms of the offer letter dated 11/16/99. See attached.

                                    Page 3
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In Witness Whereof, the undersigned have executed this Agreement as of 11/22,
                                                                       -----
1999.
  --


EMPLOYEE


/s/  WILLIAM J. DAVIS
---------------------



LANTE CORPORATION


/s/ MARLA MELLIES
-----------------


Marla Mellies
-------------
Printed Name

Vice President - Human resources
--------------------------------
Title

                                    Page 4
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                              [Lante Letterhead]
                                                               November 16, 1999

William J. Davis
4990 Pfeiffer Road
Cincinnati, OH  45242

Dear Bill:

We are delighted to extend an offer of employment for you to join Lante Corporation as Controller based in Chicago Corporate office. Your starting salary will be $140,000 per year, payable semi-monthly. Your base salary will be reviewed periodically and you will be eligible to receive a salary increase on January 1, 2001, based upon merit and prorated from your initial start date.

In addition to your salary, you will receive an employee stock option grant of 60,000 shares of stock subject to the Lante Stock Option Plan terms and conditions and at the strike price valid as of your first day of employment. As per the current Nonqualified Stock Option agreement, vesting of stock options will be at 25% after one year of active employment with Lante from grant date, plus 2.08333% for each additional full month of active employment with Lante thereafter. In addition, due to your position and your agreement with Brian Henry and Rudy Puryear, you are eligible to receive an acceleration of stock option vesting under circumstances that constitute a change of control. Change of control is defined as a change in majority ownership and will be triggered through any transaction in which there is either a 51% or greater change in the voting power or board membership. In the event Lante experiences a change of control in the first year of your employment, you will automatically vest 25% of all options you have been issued prior to that event. This level of vesting will remain until you have one full year of service with the company and then continue with additional vesting as per the Nonqualified Stock Option agreement.

You are also eligible for a performance-based bonus with a target cash bonus of $40,000 annually. Your bonus will be payable annually and will be based upon criteria to be determined by Brian Henry, EVP & CFO. As agreed and dependent upon your continued employment at Lante, we will guarantee half of your first year's bonus target.

Lante also agrees to include relocation of your family and household from your current residence in Cincinnati to the Chicagoland area. The intent of this relocation benefit will be to keep you and your family "whole" whenever possible and will include the following:

a)  packing and transportation of your household goods;
b)  up to 60 days temporary storage of household goods, as required;
c)  up to 60 days temporary housing for your family, as required;
d) reimbursement of normal incremental moving costs up to $10,000 as related to buying and selling of a primary residence, closing costs, etc., excluding any financing arrangements upon providing receipts;
e) reimbursement of realty commission fees related to the sale of your primary residence in
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    Cincinnati; and
f) two (2) house-hunting trips for up to 4 days (3 nights) for you and your spouse, including reimbursement of hotel, coach airfare, transportation and meals.

We encourage you to move residence to the Chicago area as soon as possible. However, we will provide temporary living for you in Chicago and weekly coach return airfare to Cincinnati in the interim, not to exceed the lesser of 60 days following an Initial Public Offering or March 31, 2000.

As a full time employee, you are also entitled to the standard benefits offered by Lante Corporation including health insurance, participation in our 401(k) Capital Accumulation Plan (eligible after 3 months of employment), and paid time off. All benefits are defined and controlled by company policy and are subject to change.

This offer of employment is valid for one full week from the date of this letter. It is contingent upon receipt of satisfactory proof of identification and work authorization as required by the Immigration and Control Act of 1990, and successful verification of background and references.

Upon acceptance of our offer, please sign and return this letter in the envelope provided. You will receive a copy for your records. I have also enclosed a copy of our Employment Agreement, which is a condition of employment at Lante. You will need to sign and return the agreement prior to or on the day you begin employment. One exception that will be made to this agreement for you is regarding severance. If you are terminated for any reason other than cause, Lante agrees to pay 6 months of your existing base salary at the time of termination as severance.

Lante is a rapidly growing organization and our success is dependent on our ability to attract, develop, and retain exceptional people. We are convinced that your skills, experience, and enthusiasm would be a welcome addition to the Lante team. Please feel free to contact me at (312) 696-5005 to discuss this letter or to answer any questions. I look forward to working with you.

Sincerely,

/s/ MARLA D. MELLIES

Marla D. Mellies
Vice President, Human Resources



                            I accept the offer of employment at Lante
                            Corporation on the terms described in this offer letter.


                            Name:    /s/ WILLIAM J. DAVIS
                                  ---------------------------
                            Date:    11/17/99
                                  ---------------------------

                            Start date:  November 22, 1999
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                  Lante - Executive MBA Sponsorship Agreement
                          -----------------------------------

In exchange for Lante Corporation ("Lante") paying the fees and the cost of books and materials ("Education Expenses" estimated to be $78,000), associated with my participating in the Executive MBA Program at Kellogg Graduate School of Management, I hereby agree that:

     A. In order to continue to receive payment for the Education Expenses while I am participating in the graduate program, I must continue to (i) maintain a grade point average of at least C, and (ii) perform my responsibilities as the Controller of Lante and maintain a satisfactory performance rating. I understand that as long as my performance rating is at least satisfactory, my participation in the MBA Program will not adversely impact my ability to receive any benefits (including bonuses, if any) I would otherwise be entitled to.

     B. If I resign my employment with Lante, or if Lante terminates my employment for cause, I will repay the Education Expenses to Lante as follows:

              Years Employed                 % of Education
        After Starting MBA Program*       Expenses to be Repaid
        ---------------------------       ---------------------

        less than one year                        100%
        between one year and two years             75%
        between two years and three years          50%
        between three years and four years         25%
        greater than four years                     0%

        * - January 1, 2001

     C. I will repay any amount due from me under this Agreement within 60 days after my departure from Lante. If I fail to do so, Lante may bring an action in court to recover the amount due and recover from me the costs of doing so. The acceptance by Lante of partial or delinquent payments, or the failure of Lante to exercise any right under this Agreement, shall not waive any of my obligations, or the rights of Lante, modify this Agreement, or waive any other similar breach of this Agreement by me.

     D. I will not be required to repay any portion of the Education Expenses if I am terminated without cause or if there is a change in control of Lante. Change of control is defined as a change in majority ownership and will be triggered through any transaction in which there is either a 51% or greater change in the voting power of Lante's outstanding capital stock.

     E. This Agreement does not constitute, and may not be construed as, a commitment by Lante to employ me for any specific duration. My employment with Lante will be at will, which means that I may leave Lante, or Lante may require that I leave its employ, for any reason, at any time.

     F. This Agreement represents my entire understanding with Lante, and supersedes all prior oral or written agreements or understanding, with respect to the repayment of my Education Expenses. It may be changed only by a written agreement signed by me and a representative from the Lante Executive Management Team. This Agreement shall be governed by the substantive laws, and not the law of conflicts, of the state of Illinois.

     G. Lante may deduct any amounts I owe under this Agreement from any Payroll, severance or other amount I may otherwise be entitled to receive from Lante.

     H. I will give any subsequent consents or authorizations necessary or reasonable requested by Lante to effect the terms of this Agreement.

     I. Lante shall not be obligated to make any additional payments under this Agreement if I have not completed by MBA Degree by December, 2003.


Approved:


    /s/ WILLIAM J. DAVIS
-----------------------------

        William J. Davis
-----------------------------

        December 12, 2000
-----------------------------